Exhibit 4.7

BULLISH

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into on ______________, by and between Bullish, a Cayman Islands exempted company (the “Company”), and _____________, an individual (“Director”) and effective as of August 13, 2025 (the “Effective Date”).

RECITALS

A.	WHEREAS, the Company desires to appoint the Director to serve on the Company’s board of directors (the “Board”) and the Director desires to accept such appointment to serve on the Board; and

B.	WHEREAS, the Director may be appointed to serve as a member or chair of one or more committees of the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board, as a member of such committees of the Board to which the Director may be appointed from time to time and as chair of one or more committees to which the Director may be appointed in such capacity from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows, with effect on and from the Effective Date:

1.          Term. The Company hereby appoints the Director, and the Director hereby accepts such appointment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such appointment shall commence on the Effective Date and shall continue until the Director’s successor is duly elected or appointed and qualified or until the Director’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current Memorandum and Articles of Association (the “Articles of Association”), as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). Notwithstanding the foregoing, the Director agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified, or until the Director’s earlier death, disqualification, resignation or removal from office.

2.          Compensation. In exchange for the Director’s service as (a) a member of the Board, (b) a member of each committee of the Board to which the Director may be appointed, and (c) chair of each committee of the Board to which the Director may be appointed, the Company agrees to compensate the Director, and the Director agrees to accept the compensation as determined by the Board or the Compensation Committee from time to time (the “Compensation”), subject to the terms herein. In the event that the Director serves less than twelve consecutive months as a member of the Board, the Company shall only be obligated to pay the pro rata portion of the Compensation to the Director for services performed during such year.

3.          Independence. If and when the Board determines and designates the Director as “independent” with respect to the Company (as such term is defined by Section 303A of the NYSE Corporate Governance Rules, and any other applicable rules) or if the Director is required to be "independent" to hold their current position on the Board or any committee thereof, the following provisions shall immediately apply:

a.

Requirement to Maintain Status: The Director acknowledges that their continued service is contingent upon maintaining such independence and the Director may be removed from the Board in the event that the Director does not maintain this status.

b.

Restriction on Fees: The Director acknowledges and agrees that the acceptance, directly or indirectly, of any consulting, advisory, or other compensatory fee, other than for Board service, from the Company or any subsidiary thereof will impair the Director’s independence. The Director agrees not to accept any such fees while designated as an "independent" director.

4.          Duties. The Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

a.

Conflicts of Interest/Applicable Law. In the event that the Director has a direct or indirect financial or other interest in a contract or transaction to which the Company is, or proposes to be, a party, or the Director (in any capacity, including in a capacity other than in his/her capacity as a director of the Company) is contemplating entering into a transaction that is potentially contrary to the interests of the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duties owed to the Company pursuant to applicable law (including, without limitation, the fiduciary duties and the duty of care, skill and diligence) and agrees to act in all cases in accordance with applicable law.

b.

Corporate Opportunities. Whenever the Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

c.

Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties to the Company, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Director or the Director’s representatives; (ii) is required to be disclosed by the Director due to law, governmental regulatory or judicial process; (iii) the disclosure of any information to professional advisers who receive that disclosure under a duty of confidentiality; (iv) the disclosure of any information with the consent of the parties to this Agreement; (v) is independently developed without use of Confidential Information; or (vi) is lawfully obtained from a third party without breach of confidentiality. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

d.

Code of Business Conduct and Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence at the Effective Date or at any time during the term of this Agreement and any other policy, code or document governing the conduct of directors of the Company as may be in existence at the Effective Date or at any time during the term of this Agreement. The Company undertakes to promptly provide to the Director copies of all such policies, codes or documents governing the conduct of directors of the Company, that are adopted after the Effective Date.

5.          Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s positions as a member of the Board and for services as a member of each committee of the Board to which the Director may be appointed.

6.          Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board shall be governed by that certain Indemnification Agreement (“Indemnification Agreement”) entered between the Company and the Director and the Articles of Association.

7.          Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

8.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.          Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

10.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.        Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

12.        Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

14.        Miscellaneous. This Agreement shall be governed in all respects by the laws of the Cayman Islands, without regard to conflicts of law principles thereof. This Agreement, the Indemnification Agreement and the Articles of Association constitute the entire understanding between the parties with respect to the Director’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above to be effective as of the Effective Date.

Company:	BULLISH
Address:
c/o Maples Corporate Services
P.O. Box 309
Ugland House, Grand Cayman
Cayman Islands KY1-1104	By:
Email: notices@bullish.com	Name:
Title:

Director:
Address:

Email:

By:

[Signature Page to Director Agreement]